Exhibit 99.1

Newmark Group, Inc. Reports Fourth Quarter 2018 Financial Results

Record Revenues for the Quarter and Full Year

Declares Quarterly Dividend of 9 Cents

Conference Call to Discuss Results Scheduled for 10:00 AM ET Today

NEW YORK, NY – February 12, 2019 – Newmark Group, Inc. (NASDAQ: NMRK) (“Newmark” or “the Company”) today reported its financial results for the quarter and year ended December 31, 2018.

Select Results Compared to the Year-Earlier Period1

Highlights of Consolidated Results (USD millions)	4Q18	4Q17	Change	FY 2018	FY 2017	Change
Revenues	$631.7	$460.6	37.2%	$2,047.6	$1,596.5	28.3%
GAAP income before income taxes and noncontrolling interests	76.4	8.5	794.5%	282.4	202.6	39.4%
GAAP net income (loss) for fully diluted shares	25.1	(46.2)	NMF	105.6	117.2	(9.9)%
Pre-tax Adjusted Earnings before noncontrolling interests and taxes	148.5	85.2	74.3%	465.2	322.8	44.1%
Post-tax Adjusted Earnings to fully diluted shareholders	121.3	69.2	75.2%	394.6	264.1	49.4%
Adjusted EBITDA	169.2	98.7	71.4%	552.1	373.5	47.8%

Per Share Results	4Q18	4Q17	Change	FY 2018	FY 2017	Change
GAAP net income (loss) per fully diluted share	$0.09	($0.34)	NMF	$0.64	$0.85	(24.7)%
Post-tax Adjusted Earnings per share	0.45	0.30	50.0%	1.52	1.15	32.2%

Management Comments

Barry M. Gosin, Chief Executive Officer of Newmark, said: “Our strong performance in the fourth quarter capped off a year of exceptional growth, as we generated strong double-digit increases in revenues, GAAP pre-tax income, Pre-tax Adjusted Earnings, and Adjusted EBITDA in 2018. Newmark continued to significantly outpace the industry, driven by robust quarterly results across virtually all of our business lines and by a 20 percent year-over-year quarterly improvement in revenue per producer.2 Nearly 90 percent of our top-line growth for the quarter and year was organic, as we continued to attract many of North America’s leading professionals across our businesses.

“Some of the key areas in which we have recently invested include senior housing capital markets, hotel investment sales and financing; industrial services; and multifamily debt origination. In addition, our recent acquisitions include RKF, Jackson Cooksey, and four additional appraisal businesses.3 We also continued our investment in Newmark’s industry-leading technology for use by both our clients and our professionals.

[1]

U.S. Generally Accepted Accounting Principles is referred to as “GAAP”. See the sections of this document including “Adjusted Earnings Defined”, “Differences between Consolidated Results for Adjusted Earnings and GAAP”, “Reconciliation of GAAP income (loss) to Adjusted Earnings”, “Adjusted EBITDA Defined”, and “Reconciliation of GAAP Income (Loss) to Adjusted EBITDA” for the complete and updated definitions of these non-GAAP terms and how, when and why management uses them, as well as for the differences between results under GAAP and these non-GAAP items for the periods discussed herein.

[2]

For the purposes of this document, the terms “producer”, “brokers and salespeople”, and “front office employee” are synonymous. The average revenue per producer figures are based only on “leasing and other commissions”, “capital markets”, and “Gains from mortgage banking activities/origination, net” revenues and corresponding producers. The productivity figures exclude both revenues and staff in “management services, servicing fees and other.” Headcount numbers used for revenue per producer are based on a period average, while the number of producers at period end is based on the December 31 figures.

[3]

Newmark’s recent acquisitions include: RKF Retail Holdings, LLC in September of 2018; Jackson & Cooksey, Inc. in July of 2018; all or substantially all of the assets of different companies that were formerly part of the Integra Realty Resources (“IRR”) network, consisting of two IRR offices in April of 2018, an additional two IRR offices in July of 2018.

“I am very proud of our outstanding accomplishments this year, led by Newmark’s partners and employees who embrace a strong culture of collaboration and data-driven technology. Looking ahead, we are well-positioned to continue our momentum, driving profitable growth, strong returns on investment, and significant value for our shareholders and clients”.

Dividend Information

On February 11, 2019, Newmark’s Board of Directors declared a quarterly qualified cash dividend of $0.09 per share payable on March, 13, 2019 to Class A and Class B common stockholders of record as of February 28, 2019. The ex-dividend date will be February 27, 20194.

Discussion of Financial Results

Newmark’s GAAP net income for fully diluted shares would have increased by over 35 percent year-over-year for the full year 2018, but for the various changes to its corporate structure related to its separation from BGC and initial public offering (“IPO”) on December 19, 2017. These changes in corporate structure resulted in an approximately $85 million year-on-year increase in net income attributable to noncontrolling interests for GAAP in 2018. For this reason, investors may find the 39.4 percent increase in GAAP income before income taxes and noncontrolling interests to be a more meaningful figure.

Unless otherwise stated, all results discussed in this document compare fourth quarter or full year 2018 with the relevant year-earlier periods. Certain reclassifications may have been made to previously reported amounts to conform to the current presentation and to show results on a consistent basis across periods. Any such changes would have had no impact on consolidated revenues or earnings under GAAP or for Adjusted Earnings, all else being equal. Certain numbers in the tables throughout this document may not sum due to rounding. Rounding may have also impacted the presentation of certain year-on-year percentage changes. On November 30, 2018 BGC Partners, Inc. (NASDAQ: BGCP) ("BGC Partners" or "BGC") completed the distribution of all of the shares of Newmark held by BGC to stockholders of BGC. BGC distributed these Newmark shares through a special pro rata stock dividend (the "Spin-Off" or the "Distribution"). BGC will separately report its financial results on February 14, 2019, as detailed at http://ir.bgcpartners.com. For all periods prior to the Spin-Off, BGC was the largest and controlling shareholder of Newmark. As a result, BGC consolidated the results of Newmark and reported them as its Real Estate Services segment. These segment results may differ from those of Newmark as a stand-alone company.

Online Availability of Investor Presentation and Additional Financial Tables

An investor presentation as well as Excel versions of the tables at the end of this document are available for download if one views the release at http://ir.ngkf.com. The Excel tables and presentation contain the results discussed in this document, recast non-GAAP results for 2018 and 2017 consistent with the new methodology expected to be implemented in the first quarter of 2019,5 as well as other useful information that may not be contained herein.

[4]	This dividend is consistent with the Company’s previously stated intention of paying out up to 25 percent of its expected full year Adjusted Earnings per share to common stockholders.
[5]	See the section of this document titled “Simplifying Non-GAAP Reporting Beginning in 2019” for more information.

Revenue and Other Income Detail6

Newmark Summary Results (USD millions)	4Q18	4Q17	Change	FY 2018	FY 2017	Change
Leasing and other commissions	$276.0	$186.1	48.3%	$817.4	$617.0	32.5%
Capital markets	150.4	126.9	18.6%	468.9	397.7	17.9%
Gains from mortgage banking activities/origination, net	49.5	41.7	18.6%	182.3	206.0	(11.5)%
Management services, servicing fees, and other	155.8	105.8	47.2%	579.0	375.7	54.1%
Total revenues	631.7	460.6	37.2%	2,047.6	1,596.5	28.3%

Other income (loss)	28.2	(2.0)	NMF	127.3	73.9	72.2%

Industry-wide, commercial real estate services companies tend to have seasonally lower revenues and profits in the first calendar quarter and higher revenues and profits in the fourth calendar quarter. Newmark’s leasing revenue growth included strong organic improvement from both its tenant representation and agency businesses. The growth in full year capital markets revenues was led by strong increases in volumes for Newmark’s investment sales and non-originated mortgage brokerage businesses. The growth in full year revenues from “Management services, servicing fees, and other” was driven by strong improvement from its valuation and advisory business and from servicing fees. In addition, during the fourth quarter and full year 2018, the Company’s management services business recorded additional revenues and related non-compensation pass-through expenses of $22.4 million and $86.2 million, respectively, associated with the implementation of ASC 606.7

The Company’s GSE and FHA8 notional origination volumes increased by 75 percent in the fourth quarter of 2018 versus a year earlier. This compares favorably to the 9 percent combined year-on-year increase reported by Fannie Mae and Freddie Mac for the quarter. As with other multifamily agency lenders, the Company’s mix of originations, and therefore revenues, can vary depending on the size of loans, as well by the categories of loans with respect to the FHA, Freddie Mac, and different Fannie Mae structures. Newmark’s overall volumes from multifamily originations, investment sales, and non-originated mortgage brokerage increased by over 25 percent year-on-year to approximately $35 billion in 2018. Given its pipeline of financings and its continued ability to increase cross-selling between its origination, investment sales, and mortgage brokerage businesses, the Company expects its multifamily capital markets business to grow faster than the overall market.

[6]

Other income appears below “Total expenses” and above “Income (loss) from operations” in the GAAP income statement shown later in this document. Other income includes items related to the Nasdaq payments and other items. For further information on the Nasdaq earn-out, see the sections of this document titled “Differences between Other income (loss) for Adjusted Earnings and GAAP” and “Recognition and Monetization of Nasdaq Payments”.

[7]	For more information, see the section of this document titled “ASC 606 Impact”.
[8]

On September 8, 2017, BGC acquired Berkeley Point Financial LLC, including its wholly owned subsidiary Berkeley Point Capital LLC. Please see the section of this document titled “Berkeley Point Acquisition” for more information.

Consolidated Expenses9

Consolidated Expenses (USD millions)	4Q18	4Q17	Change	FY 2018	FY 2017	Change
Compensation and employee benefits under GAAP	$343.1	$285.6	20.1%	$1,155.8	$1,010.2	14.4%
Allocations of net income and grant of exchangeability to limited partnership units and FPUs and issuance of common stock	98.9	71.9	37.5%	230.8	124.7	85.1%
Non-compensation expenses under GAAP	126.8	91.0	39.3%	455.7	335.7	35.7%
Total expenses under GAAP	568.8	448.6	26.8%	1,842.3	1,470.6	25.3%

Compensation and employee benefits for Adjusted Earnings	343.1	282.2	21.6%	1,155.8	984.1	17.4%
Non-compensation expenses for Adjusted Earnings	130.1	92.0	41.4%	473.9	370.5	27.9%
Total expenses for Adjusted Earnings	473.1	374.2	26.4%	1,629.8	1,354.6	20.3%

The Company’s respective fourth quarter and full-year non-compensation expenses reflect the abovementioned of $22.4 million and $86.2 million impact of ASC 606. The Company’s consolidated expenses also reflect recent acquisitions and hires, as well as the impact of higher revenues on variable compensation.

Taxes and Noncontrolling Interest

Taxes (USD millions)	4Q18	4Q17	Change	FY 2018	FY 2017	Change
GAAP provision for income taxes	$36.9	$54.1	(31.8)%	$90.5	$57.5	57.4%
Provision for income taxes for Adjusted Earnings	26.9	15.3	75.5%	68.9	58.1	18.6%
Net income (loss) attributable to noncontrolling interests for GAAP	21.8	0.6	NMF	85.2	0.6	NMF
Net income (loss) attributable to noncontrolling interests for Adjusted Earnings	0.3	0.6	NMF	1.7	0.6	182.4%

Taxes and noncontrolling interest under GAAP increased for the full year 2018 due to the change in Newmark’s corporate structure that occurred in 2017 in conjunction with the Company’s IPO. This impacted the mix of allocable earnings among legal entities taxed as corporations versus pass-through. As a result of the spin-off, the noncontrolling interest for GAAP is expected to decline substantially in 2019. While 2018 taxes under GAAP and Adjusted Earnings were positively impacted by the 2017 U.S. Tax Cuts and Jobs Act, Newmark’s 2018 tax rate for Adjusted Earnings was approximately 15 percent, which was higher than the previous outlook of 12 to 14 percent, but compares favorably with 18 percent for 2017. This higher-than-expected rate was largely due to the Company’s Adjusted Earnings outperformance in the fourth quarter.

[9]

For the fourth quarter of 2018, GAAP expenses included $85.0 million in grants of exchangeability and economically similar GAAP charges with respect to the redemption of certain units and issuance of an offsetting amount of common stock, as well as $13.9 million in allocation of net income to limited partnership units and FPUs. A year earlier, the comparable GAAP expenses were $71.8 and $0.1 million, respectively. For the full year 2018, GAAP expenses included $179.3 million in grants of exchangeability and economically similar GAAP charges with respect to the redemption of certain units and issuance of an offsetting amount of common stock, as well as $51.5 million in allocation of net income to limited partnership units and FPUs. In 2017, the comparable GAAP expenses were $99.4 million and $25.2 million, respectively. Please see “Adjusted Earnings Defined” for more information on these aforementioned GAAP charges, as well as on how non-cash GAAP gains attributable to originated mortgage servicing rights (“OMSRs”) and GAAP amortization of mortgage servicing rights (“MSRs”) impact non-GAAP results. Please see “Adjusted Earnings Defined” for more information on these aforementioned GAAP charges, as well as on how non-cash GAAP gains attributable to originated mortgage servicing rights (“OMSRs”) and GAAP amortization of mortgage servicing rights (“MSRs”) impact non-GAAP results.

Consolidated Share Count

Consolidated Share Count (USD millions)	4Q18	4Q17	Change	FY 2018	FY 2017	Change
Fully diluted weighted-average share count under GAAP	267.6	136.7	95.8%	163.8	138.4	18.4%
Fully diluted weighted-average share count for Adjusted Earnings	267.6	233.4	14.7%	259.0	229.5	12.9%
Fully diluted period-end share count under GAAP and Adjusted Earnings	268.0	235.2	13.9%	268.0	235.2	13.9%

The GAAP weighted average share counts shown above exclude certain share equivalents in order to avoid anti-dilution. The fully diluted share count of Newmark outstanding immediately prior to its IPO was equal to BGC’s fully diluted share count divided by 2.2. Newmark’s fully diluted share counts for Adjusted Earnings for periods prior to the IPO are therefore based upon BGC’s non-GAAP fully diluted weighted-average share count for the relevant periods divided by 2.2 plus the 23 million shares issued by Newmark in the IPO. For additional information on this, please see the section of this document titled “Adjustments Made to Calculate Pre-Tax Adjusted Earnings”.

Newmark’s fully diluted weighted average share count increased mainly due to the first quarter 2018 sale to BGC of approximately 16.6 million exchangeable limited partnership units of Newmark for $242 million. The share count also increased due to shares issued with respect to equity-based compensation, front-office hires, and acquisitions.

Going forward, Newmark expects to take a number of steps to reduce share issuance. These may include using a greater percentage of cash with respect to acquisitions, employee compensation, and new hires. The Company anticipates these steps having no impact on its ability to attract and retain industry-leading talent or to make accretive acquisitions. Newmark expects its weighted average fully diluted share count to grow by between 5 percent and 7 percent year-over-year in 2019. In comparison, Newmark’s weighted average fully diluted share count increased by 7 percent in 2018, excluding the limited partnership units sold to BGC in March of 2018. The outlook for 2019 assumes no material acquisitions, buybacks, or meaningful changes to the Company’s stock price.10

Select Balance Sheet Data11

Select Balance Sheet Data (USD millions except per share data)	December 31, 2018	December 31, 2017
Cash and cash equivalents	$122.5	$121.0
Liquidity	$171.4	$121.0
Long-term debt	$537.9	$1,083.2
Total equity	$1,083.0	$243.4

Including cash and cash equivalents and marketable securities, Newmark’s total liquidity12 was $171.4 million as of year-end 2018 compared with $121.0 million a year earlier. During the fourth quarter, the Company issued $550 million of 6.125% Senior Unsecured Notes due 2023. To meet tax free spin-off requirements, the proceeds

[10]

Newmark’s closing price was $10.69 on February 8, 2019. Its year-to-date volume-weighted average price (“VWAP”) was $9.61 from January 1, 2019 through February 8, 2019. Its VWAP was $11.46 in 2018. These approximate VWAPs are based on Bloomberg’s calculation.

[11]

“Total equity” in this table is the sum of "redeemable partnership interests," "noncontrolling interests" and "total stockholders' equity". “Long-term debt" in this table is the sum of “Long-term debt” and “Long-term debt payable to related parties” and excludes “Current portion of payables to related parties” as well as “Warehouse notes payable”. Newmark uses its warehouse lines and repurchase agreements for short-term funding of mortgage loans originated under its GSE and FHA lending programs, and such amounts are generally offset by “Loans held for sale” at fair value on the balance sheet. Such loans are typically sold within 45 days. Loans made using Newmark’s warehouse lines are recourse to Berkeley Point Capital LLC, but non-recourse to Newmark Group.

[12]	Liquidity excludes marketable securities that have been financed. See the section titled “Liquidity Defined” and the related reconciliation tables later in this document.

from this issuance were used to pay down pre-existing debt owed to or guaranteed by BGC. Additionally, Newmark entered into a $250 million revolving credit facility. The Company used the proceeds received from its Senior Notes offering, the BGC unit sale, the Nasdaq Transactions, and cash on hand to reduce its long-term debt by a net total of $545.3 million. Total equity increased largely due to the unit sale, Nasdaq Transactions, the positive affect of GAAP net income on retained earnings, and the impact of ASC 606.

As a result of Newmark’s greatly strengthened balance sheet, the Company’s net debt to Adjusted EBITDA ratio has improved to 0.7 times as of year-end 2018 versus 2.6 times as of year-end 2017.13 In addition, Newmark’s balance sheet does not yet reflect the approximately $430 million worth of additional Nasdaq payments expected from 2023 through 2027, because the shares are contingent upon Nasdaq generating at least $25 million in gross revenues annually. Nasdaq generated gross revenues of approximately $4.3 billion in 2018.

Given Newmark’s $171.4 million of liquidity, undrawn $250 million revolving credit facility, the approximately $430 million worth of expected Nasdaq payments, anticipated Adjusted EBITDA growth, and the Company’s low leverage levels, Newmark believes it has significant dry powder available and is uniquely positioned to invest for growth.

Initial Outlook for 2019

The Company’s full year outlook for 2019 compared with 2018 is as follows.

*	Newmark expects to produce 2019 revenues of between approximately $2.2 billion and $2.3 billion.
*	The Company expects Adjusted EBITDA to be between approximately $575 million and $610 million.
*	The Company anticipates its 2019 tax rate for Adjusted Earnings to be in the range of approximately 14 percent and 16 percent.
*	Newmark expects its weighted average fully diluted share count to grow by between 5 percent and 7 percent year-over-year in 2019.
*	The Company anticipates its 2019 post-tax Adjusted Earnings per share to be in the range of approximately $1.55 and $1.65.
*	The Company’s outlook assumes no material acquisitions or investments, share repurchases, or meaningful changes to the Company’s stock price.

As previously disclosed, Newmark will add back GAAP charges related to equity-based compensation for Adjusted Earnings rather than expenses with respect to grants of exchangeability and issuance of common stock. The Company’s outlook for Adjusted Earnings reflects this new presentation. Under the new methodology, the Company’s post-tax Adjusted Earnings per share would have been $1.50 in 2018. In addition, the Company will no longer exclude GAAP charges with respect to employee loan amortization and reserves on employee loans when calculating Adjusted EBITDA beginning in the first quarter of 2019. This new methodology will result in 2019 Adjusted EBITDA guidance of $550 million to $585 million, as compared to $524 million for 2018. Please see the section of this document titled “Simplifying Non-GAAP Reporting Beginning in 2019” for more details.

Recognition and Monetization of Nasdaq Payments

On June 28, 2013, BGC sold its eSpeed business to Nasdaq, Inc. (“Nasdaq”). The purchase consideration consisted of $750 million in cash paid upon closing, plus an expected payment of up to 14.9 million shares of Nasdaq common stock to be paid ratably over 15 years beginning in 2013, assuming that Nasdaq, as a whole, generates at least $25 million in gross revenues each of these years. “Payments” may be used interchangeably with the Nasdaq share “earn-out”. The value of the Nasdaq shares discussed in this document are based on the closing price as of February 11, 2019 and assumes no change in that company’s stock price.

[13]	The numerator in this net debt to Adjusted EBITDA calculation is the sum of “Long-term debt” and “Long-term debt payable to related parties” less total liquidity.

On June 20, 2018, the Company announced that it had entered into transactions related to the monetization of the expected 2019 and 2020 Nasdaq payments (the “First Monetization” or “June Transaction”). On September 26, 2018, the Company announced that Newmark entered into similar transactions related to the monetization of the expected 2021 and 2022 Nasdaq payments (the “Second Monetization” or the “September Transaction” and, together, the "Transactions"). As part of the Transactions, Newmark's principal operating subsidiary issued approximately $325 million of exchangeable preferred limited partnership units ("EPUs") in private transactions to The Royal Bank of Canada ("RBC"). Contemporaneously with the issuance of these EPUs, a special purpose vehicle (the "SPV") entered into four variable postpaid forward transactions (together, the "Forwards") with RBC. The SPV is a wholly owned subsidiary of Newmark formed in connection with the June Transaction and its sole asset is the right to receive the Nasdaq share earn-outs for 2019 through 2022.

As a result of the Transactions, Newmark’s balance sheet total equity increased by approximately $325 million, including the receipt of $266 million of cash and the value of the Forwards, which provide downside protection at $94.21 on the 2019 and 2020 earn-outs and at $87.68 on the 2021 and 2022 earn-outs. If Nasdaq's stock is higher than $94.21 and $87.68 for the First and Second Monetization, respectively, the total amount of additional cash Newmark could retain with respect to each payment would be equal to 992,247 times the amount by which the price of Nasdaq shares exceed the applicable strike prices from 2019 through 2022. Therefore, the Transactions provided downside protection, and were not commensurate with a sale. The Company retains any of the potential upside related to appreciation of the 992,247 Nasdaq shares recognized in 2018 and still held on its balance sheet, as well as the 8.9 million Nasdaq shares it expects to receive from 2019 through 2027.

Newmark will record any income and tax obligation related to the Nasdaq earn-out in the third quarters of each year through 2027 for GAAP, Adjusted Earnings, and Adjusted EBITDA. For additional information on the Transactions, see the Company’s June 20, 2018 press release titled “Newmark And BGC Partners Announce Monetization of Approximately Two Million Nasdaq Shares and Update Their Outlooks”, the Company’s September 26, 2018 press release titled “Newmark and BGC Partners Announce Monetization of an Additional Approximately Two Million Nasdaq Shares and Update Their Outlooks”, and the related filings made on the same respective dates on Form 8-K.

Berkeley Point Acquisition

On September 8, 2017, BGC acquired Berkeley Point Financial LLC, including its wholly owned subsidiary Berkeley Point Capital LLC. These LLCs are now a direct and indirect subsidiary, respectively, of Newmark. Newmark’s financial results have been recast to include the results of Berkeley Point for all periods discussed in this document because this transaction involved a combination of entities under common control. All year-on-year comparisons in this document reflect the recast results. “GSE” is used to refer to a government-sponsored enterprise such as Fannie Mae or Freddie Mac. “FHA” is used to refer to the Federal Housing Administration. The Company calculates volumes based on when loans are rate locked, which is consistent with how revenues are recorded for “Gains from mortgage banking activities/origination, net”. The GSE multifamily agency volume statistics for the industry are based on when loans are sold and/or securitized, and typically lag those reported by Newmark by 30 to 45 days.

ASC 606 Impact

As was previously disclosed, the Company now records its financial results to conform to Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 606 using the modified retrospective approach for all periods from the first quarter of 2018 forward. For the fourth quarter and full 2018, this approach increased both the Company’s revenues and non-compensation expenses related to its management services business by $22.4 million and $86.2 million, respectively. Additionally, Newmark will not record revenues or earnings related to “Leasing and other commissions” with respect to contingent revenue expected to be received in future periods as of December 31, 2017, in relation to contracts signed prior to the first quarter of 2018, for which services have already been completed. Instead, the Company recorded this contingent revenue and related commission payments on the balance sheet on January 1, 2018, with a corresponding pre-tax increase of approximately $23 million to “Total equity”. Over time, the Company expects to receive approximately $23 million of cash related to these “Leasing and other commissions” receivables, primarily over the course of 2018 and 2019. This cash, however, will not be recorded as GAAP net income. The Company’s non-GAAP results will exclude any impact related to the pre-tax increase of approximately $23 million to “Total equity”. For more information on ASC 606 and its impact on the Company’s results, see the section titled “Impact of ASC 606 on Newmark’s Future Results” in Newmark’s financial results press release dated February 9, 2018, or the section titled “New Accounting Pronouncements” in Newmark’s recent Securities and Exchange Commission (“SEC”) filing on Form 10-K.

Differences between Consolidated Results for Adjusted Earnings and GAAP

This document contains non-GAAP financial measures that differ from the most directly comparable measures calculated and presented in accordance with Generally Accepted Accounting Principles in the United States (“GAAP”). Non-GAAP financial measures used by the Company include “Adjusted EBITDA,” “pre-tax Adjusted Earnings” and “post-tax Adjusted Earnings.” These terms are defined later in this document.

The following sections describe the main differences between results as calculated for Adjusted Earnings and GAAP for the periods discussed herein.

Differences between Compensation Expenses for Adjusted Earnings and GAAP

For the fourth quarter of 2018, GAAP expenses included $85.0 million in grants of exchangeability and economically similar GAAP charges with respect to the redemption of certain units and issuance of an offsetting amount of common stock, as well as $13.9 million in allocation of net income to limited partnership units and FPUs. A year earlier, the comparable GAAP expenses were $71.8 and $0.1 million, respectively. For the full year 2018, GAAP expenses included $179.3 million in grants of exchangeability and economically similar GAAP charges with respect to the redemption of certain units and issuance of an offsetting amount of common stock, as well as $51.5 million in allocation of net income to limited partnership units and FPUs. In 2017, the comparable GAAP expenses were $99.4 million and $25.2 million, respectively. Please see “Adjusted Earnings Defined” for more information on these aforementioned GAAP charges, as well as on how non-cash GAAP gains attributable to originated mortgage servicing rights (“OMSRs”) and GAAP amortization of mortgage servicing rights (“MSRs”) impact non-GAAP results.

Impact of OMSRs and MSRs on Non-Compensation Expenses for Adjusted Earnings

GAAP income from operations before income taxes for the fourth quarter 2018 includes a $4.9 million non-cash gain attributable to OMSRs, net of amortization of MSRs. In the year earlier period, the comparable net gain was $3.3 million. These non-cash GAAP net gains were excluded from pre-tax Adjusted Earnings calculations as an adjustment to non-compensation expenses.

GAAP income from operations before income taxes for the full year 2018 includes a $24.8 million non-cash gain attributable to OMSRs, net of amortization of MSRs. In the year earlier period, the comparable net gain was $48.5 million. These non-cash GAAP net gains were excluded from pre-tax Adjusted Earnings calculations as an adjustment to non-compensation expenses.

Other Differences between Non-compensation Expenses for Adjusted Earnings and GAAP

In addition to the adjustments related to OMSRs and MSRs, the difference between non-compensation expenses in the fourth quarter 2018 as calculated for GAAP and Adjusted Earnings also included $1.6 million of non-cash GAAP charges related to amortization of intangibles; and $7.0 million of non-recurring costs. The difference between non-compensation expenses in the fourth quarter 2017 as calculated for GAAP and Adjusted

Earnings included $0.9 million of non-cash GAAP charges related to amortization of intangibles and $3.7 million of non-recurring costs.

The difference between non-compensation expenses for the full year 2018 as calculated for GAAP and Adjusted Earnings included $5.6 million of non-cash GAAP charges related to amortization of intangibles and $8.1 million of non-recurring costs, primarily related to the prepayment of debt as part of the Spin-Off. The difference between non-compensation expenses in 2017 as calculated for GAAP and Adjusted Earnings included $11.0 million of non-cash GAAP charges related to amortization of intangibles and $6.9 million of non-recurring costs.

Differences between Other income (loss) for Adjusted Earnings and GAAP

GAAP income from operations before income taxes for the fourth quarter and full year 2018 includes non-cash gains of $30.6 million and $36.9 million, respectively, largely attributable to unrealized non-cash mark-to-market movements related to the Nasdaq Forwards as part of “other income (loss)”. These non-cash GAAP gains were excluded from pre-tax Adjusted Earnings calculations, as Newmark expects to redeem these EPUs with Nasdaq shares. In the year earlier periods, there was no comparable gain or loss attributable to these non-cash items. Additionally, full year 2018 Adjusted Earnings results excluded the mark-to-market adjustments for cost basis investments under FASB Accounting Standards Update (“ASU”) 2016-01.

Differences between Taxes for Adjusted Earnings and GAAP

Newmark’s GAAP provision for income taxes is calculated based on an annualized methodology. The Company’s GAAP provision for income taxes was $36.9 million for the fourth quarter 2018. The Company includes additional tax-deductible items when calculating the provision for taxes with respect to Adjusted Earnings using an annualized methodology. These include tax-deductions related to equity-based compensation, employee loan amortization, and certain net-operating loss carryforwards. The provision for income taxes with respect to Adjusted Earnings was modified by $10.0 million for the fourth quarter 2018. As a result, the provision for income taxes for Adjusted Earnings was $26.9 million for fourth quarter 2018.

Newmark’s GAAP provision for income taxes was $54.1 million for the fourth quarter 2017. The Company’s provision for income taxes with respect to Adjusted Earnings was modified by $38.8 million for the fourth quarter 2017 using the same methodology described above. As a result, the provision for income taxes for Adjusted Earnings was $15.3 million for fourth quarter 2017. The Company did not include the effect of the 2017 U.S. Tax Cuts and Jobs Act when calculating the Adjusted Earnings provision for income taxes for 2017.

Newmark’s GAAP provision for income taxes is calculated based on an annualized methodology. The Company’s GAAP provision for income taxes was $90.5 million for 2018. The Company includes additional tax-deductible items when calculating the provision for taxes with respect to Adjusted Earnings using an annualized methodology. These include tax-deductions related to equity-based compensation, employee loan amortization, and certain net-operating loss carryforwards. The provision for income taxes with respect to Adjusted Earnings was modified by $21.6 million for the full year 2018. As a result, the provision for income taxes for Adjusted Earnings was $68.9 million for the full year 2018.

Newmark’s GAAP provision for income taxes was $57.5 million for the full year 2017. The Company’s provision for income taxes with respect to Adjusted Earnings was modified by $0.6 million for 2017 using the same methodology described above. As a result, the provision for income taxes for Adjusted Earnings was $58.1 million for full year 2017. The Company did not include the effect of the 2017 U.S. Tax Cuts and Jobs Act when calculating the Adjusted Earnings provision for income taxes for 2017.

Differences between Earnings Per Share for Adjusted Earnings and GAAP

For the fourth quarter and full year 2018, earnings per share calculations under GAAP included reductions for EPUs of $3.2 million and $5.1 million, respectively. For Adjusted Earnings these non-cash preferred dividends are excluded as Newmark expects to redeem these EPUs with Nasdaq shares.

Conference Call and Investor Presentation

Newmark will host a conference call at 10:00 a.m. ET today to discuss these results. A webcast of the call, along with an investor presentation summarizing the Company’s Non-GAAP results, is expected to be accessible via the following site: http://ir.ngkf.com

A listing of minimum system requirement can be found here:

http://event.on24.com/view/help/ehelp.html?text_language_id=en&fh=true&flashconsole=true&ngwebcast=true

A webcast replay of the conference call is expected to be accessible at http://ir.ngkf.com within 24 hours of the live call and will be available for 365 days following the call. Additionally, call participants may dial in with the following information:

LIVE CALL:

Date - Start Time:	2/12/2019 at 10:00 a.m. ET
U.S. Dial In:	1-844-698-0961
International Dial In:	1-647-253-8659
Passcode:	674-9439

REPLAY:

Available From – To:	2/12/2019 3:00 p.m. ET – 2/19/2019 11:59 p.m. ET
U.S. Dial In:	1-800-585-8367
International Dial In:	1-416-621-4642
Passcode:	674-9439

(Note: If clicking on the above links does not open up a new web page, you may need to cut and paste the above URLs into your browser's address bar.)

.

Non-GAAP Financial Measures

This document contains non-GAAP financial measures that differ from the most directly comparable measures calculated and presented in accordance with Generally Accepted Accounting Principles in the United States (“GAAP”). Non-GAAP financial measures used by the Company include “pre-tax Adjusted Earnings” “post-tax Adjusted Earnings”, and “Adjusted EBITDA”. These terms are defined later in this document. Adjusted Earnings and Adjusted EBITDA exclude charges with respect to grants of exchangeability. Whenever GAAP charges with respect to grants of exchangeability are discussed by the Company, such charges reflect the right of holders of limited partnership units with no capital accounts, such as LPUs and PSUs, to exchange these units into shares of common stock, or into partnership units with capital accounts, such as HDUs, as well as cash paid with respect to taxes withheld or expected to be owed by the unit holder upon such exchange.

The withholding taxes related to the exchange of certain non-exchangeable units without a capital account into either common shares or units with a capital account may be funded by the redemption of preferred units such as PPSUs. Any preferred units would not be included in the Company’s fully diluted share count because they cannot be made exchangeable into shares of common stock and are entitled only to a fixed distribution. Preferred units are granted in connection with the grant of certain limited partnership units that may be granted exchangeability at ratios designed to cover any withholding taxes expected to be paid by the unit holder upon exchange. This is an alternative to the common practice among public companies of issuing the gross amount of shares to employees, subject to cashless withholding of shares, to pay applicable withholding taxes.

Adjusted Earnings and Adjusted EBITDA exclude GAAP charges with respect to the grant of an offsetting amount of common stock in connection with the redemption non-exchangeable units, including PSUs and LPUs. Such charges are economically similar to grants of exchangeability and reflect the value of the common stock issued. These charges are non-dilutive, as the units had been included when issued for diluted earnings per share calculations.

In addition, Adjusted Earnings and Adjusted EBITDA exclude GAAP charges with respect to allocations of net income to limited partnership units and FPUs. Such allocations represent the pro-rata portion of post-tax GAAP earnings available to such unit holders. These units are in the fully diluted share count and may be made exchangeable into shares of common stock or, when applicable, into partnership units with capital accounts that may be made exchangeable into common shares. When such units are exchanged into common shares, unit holders become entitled to cash dividends rather than cash distributions. The Company views such allocations as intellectually similar to dividends on common shares. Because dividends paid on common shares are not an expense under GAAP, management believes similar allocations of income to unit holders should also be excluded when analyzing the Company’s results on a fully diluted share basis with respect to Adjusted Earnings and Adjusted EBITDA.

Adjusted Earnings calculations also exclude certain unusual, one-time, non-ordinary or non-recurring items, if any, including certain gains and charges with respect to acquisitions, dispositions, or resolutions of litigation. These items are excluded from Adjusted Earnings because the Company views excluding such items as a better reflection of the ongoing operations of Newmark.

Furthermore, Adjusted Earnings and Adjusted EBITDA calculations exclude non-cash GAAP gains attributable to originated mortgage servicing rights (which Newmark refer to as “OMSRs”) and non-cash GAAP amortization of mortgage servicing rights (which the Company refers to as “MSRs”). Under GAAP, the Company recognizes OMSRs gains equal to the fair value of servicing rights retained on mortgage loans originated and sold. Subsequent to the initial recognition at fair value, MSRs are carried at the lower of amortized cost or fair value and amortized in proportion to the net servicing revenue expected to be earned. However, it is expected that any cash received with respect to these servicing rights, net of associated expenses, will increase Adjusted Earnings and Adjusted EBITDA in future periods.

Adjusted Earnings Defined

Newmark uses non-GAAP financial measures including, but not limited to, “pre-tax Adjusted Earnings” and “post-tax Adjusted Earnings”, which are supplemental measures of operating results that are used by management to evaluate the financial performance of the Company and its consolidated subsidiaries. Newmark believes that Adjusted Earnings best reflect the operating earnings generated by the Company on a consolidated basis and are the earnings which management considers when managing its business.

As compared with “income (loss) from operations before income taxes” and “net income (loss) from operations per fully diluted share”, all prepared in accordance with GAAP, Adjusted Earnings calculations primarily exclude certain non-cash items and other expenses that generally do not involve the receipt or outlay of cash by the Company and/or which do not dilute existing stockholders, as described below. In addition, Adjusted Earnings calculations exclude certain gains and charges that management believes do not best reflect the ordinary results of Newmark.

Adjustments Made to Calculate Pre-Tax Adjusted Earnings

Newmark defines pre-tax Adjusted Earnings as GAAP income (loss) from operations before income taxes and noncontrolling interest, excluding items such as:

*	Net non-cash GAAP gains or losses related to OMSRs and MSRs;

*

The impact of any unrealized non-cash mark-to-market gains or losses on “other income (loss)” related to the variable share forward agreements with respect to Newmark’s expected receipt of the Nasdaq payments in 2019, 2020, 2021, and 2022 (the “Nasdaq Forwards”);

*	Mark-to-market adjustments for cost basis investments under ASU 2016-01;
*	Non-cash GAAP asset impairment charges, if any;
*	Allocations of net income to limited partnership units;
*	Non-cash GAAP charges related to the amortization of intangibles with respect to acquisitions;
*

GAAP charges relating to grants of exchangeability of partnership units with no capital accounts into shares of common stock or into partnership units with capital accounts, and, in conjunction with the exchange of such units, the redemption of preferred units;

*	GAAP charges with respect to the grant of an offsetting amount of common stock in connection with the redemption of certain units; and
*	Unusual, one-time, non-ordinary, or non-recurring items.

Virtually all of Newmark’s key executives and producers have equity or partnership stakes in the Company and its subsidiaries and generally receive deferred equity or limited partnership units as part of their compensation. A significant percentage of Newmark’s fully diluted shares are owned by its executives, partners and employees. The Company issues limited partnership units as well as other forms of equity-based compensation, including grants of exchangeability into shares of common stock, to provide liquidity to its employees, to align the interests of its employees and management with those of common stockholders, to help motivate and retain key employees, and to encourage a collaborative culture that drives cross-selling and revenue growth.

When the Company issues limited partnership units, the shares of common stock into which the units can be ultimately exchanged are included in Newmark’s fully diluted share count for Adjusted Earnings at the beginning of the subsequent quarter after the date of grant because the unit holder could be granted the ability to exchange their units into shares of common stock in the future. Generally, units other than preferred units are expected to be paid a pro-rata distribution based on Newmark’s calculation of Adjusted Earnings per fully diluted share. Charges with respect to grants of exchangeability reflect the value of the shares of common stock into which the unit is exchangeable when the unit holder is granted exchangeability not previously expensed in accordance with GAAP. The amount of charges relating to grants of exchangeability the Company uses to calculate pre-tax Adjusted Earnings on a quarterly basis is based upon the Company’s estimate of expected grants of exchangeability to limited partnership units and other compensatory grants of equity during the annual period, as described further below under “Adjustments Made to Calculate Post-Tax Adjusted Earnings”.

Adjustments Made to Calculate Post-Tax Adjusted Earnings

Although Adjusted Earnings are calculated on a pre-tax basis, Newmark also reports post-tax Adjusted Earnings to fully diluted shareholders. The Company defines post-tax Adjusted Earnings to fully diluted shareholders as pre-tax Adjusted Earnings reduced by the non-GAAP tax provision described below and net income (loss) attributable to noncontrolling interest for Adjusted Earnings.

The Company calculates its tax provision for post-tax Adjusted Earnings using an annual estimate similar to how it accounts for its income tax provision under GAAP. To calculate the quarterly tax provision under GAAP, Newmark estimates its full fiscal year GAAP income (loss) from operations before income taxes and noncontrolling interests in subsidiaries and the expected inclusions and deductions for income tax purposes, including expected grants of exchangeability and other compensatory grants of equity during the annual period. The resulting annualized tax rate is applied to Newmark’s quarterly GAAP income (loss) from operations before income taxes and noncontrolling interests in subsidiaries. At the end of the annual period, the Company updates its estimate to reflect the actual tax amounts owed for the period.

To determine the non-GAAP tax provision, Newmark first adjusts pre-tax Adjusted Earnings by recognizing any, and only, amounts for which a tax deduction applies under applicable law. The amounts include charges with respect to grants of exchangeability and other compensatory grants of equity; certain charges related to employee loan forgiveness; certain net operating loss carryforwards when taken for statutory purposes; and certain charges related to tax goodwill amortization. These adjustments may also reflect timing and measurement differences, including treatment of employee loans; changes in the value of units between the dates of grants of exchangeability and the date of actual unit exchange; variations in the value of certain deferred tax assets; and liabilities and the different timing of permitted deductions for tax under GAAP and statutory tax requirements.

After application of these adjustments, the result is the Company’s taxable income for its pre-tax Adjusted Earnings, to which Newmark then applies the statutory tax rates to determine its non-GAAP tax provision. Newmark views the effective tax rate on pre-tax Adjusted Earnings as equal to the amount of its non-GAAP tax provision divided by the amount of pre-tax Adjusted Earnings.

Generally, the most significant factor affecting this non-GAAP tax provision is the amount of charges relating to the grants of exchangeability and other compensatory grants of equity. Because the charges relating to the grants of exchangeability and other compensatory grants of equity are deductible in accordance with applicable tax laws, increases in exchangeability and such grants have the effect of lowering the Company’s non-GAAP effective tax rate and thereby increasing its post-tax Adjusted Earnings.

Management uses Adjusted Earnings in part to help it evaluate, among other things, the overall performance of the Company’s business, to make decisions with respect to the Company’s operations, and to determine the amount of dividends payable to common stockholders and distributions payable to holders of limited partnership units.

Newmark incurs income tax expenses based on the location, legal structure and jurisdictional taxing authorities of each of its subsidiaries. Certain of the Company’s entities are taxed as U.S. partnerships and are subject to the Unincorporated Business Tax (“UBT”) in New York City. Any U.S. federal and state income tax liability or benefit related to the partnership income or loss, with the exception of UBT, rests with the unit holders rather than with the partnership entity. The Company’s consolidated financial statements include U.S. federal, state and local income taxes on the Company’s allocable share of the U.S. results of operations. Outside of the U.S., Newmark is expected to operate principally through subsidiary corporations subject to local income taxes. For these reasons, taxes for Adjusted Earnings are expected to be presented to show the tax provision the consolidated Company would expect to pay if 100 percent of earnings were taxed at global corporate rates.

Calculations of Post-Tax Adjusted Earnings per Share

Newmark’s Post-tax Adjusted Earnings per share calculations assume either that:

*	The fully diluted share count includes the shares related to any dilutive instruments, but excludes the associated expense, net of tax, when the impact would be dilutive; or
*	The fully diluted share count excludes the shares related to these instruments, but includes the associated expense, net of tax.

The share count for Adjusted Earnings excludes certain shares and share equivalents expected to be issued in future periods but not yet eligible to receive dividends and/or distributions. Each quarter, the dividend payable to Newmark’s stockholders, if any, is expected to be determined by the Company’s Board of Directors with reference to a number of factors, including post-tax Adjusted Earnings per share. Newmark may also pay a pro-rata distribution of net income to limited partnership units, as well as to Cantor for its noncontrolling interest. The amount of this net income, and therefore of these payments per unit, would be determined using the above definition of Adjusted Earnings per share on a pre-tax basis.

The declaration, payment, timing and amount of any future dividends payable by the Company will be at the discretion of its Board of Directors using the fully diluted share count. In addition, the non-cash preferred dividends are excluded from Adjusted Earnings per share as Newmark expects to redeem the related EPUs with Nasdaq shares.

Other Matters with Respect to Adjusted Earnings

The term “Adjusted Earnings” should not be considered in isolation or as an alternative to GAAP net income (loss). The Company views Adjusted Earnings as a metric that is not indicative of liquidity, or the cash available to fund its operations, but rather as a performance measure. Pre- and post-tax Adjusted Earnings, as well as related measures, are not intended to replace the Company’s presentation of its GAAP financial results. However, management believes that these measures help provide investors with a clearer understanding of Newmark’s financial performance and offer useful information to both management and investors regarding certain financial and business trends related to the Company’s financial condition and results of operations. Management believes that the GAAP and Adjusted Earnings measures of financial performance should be considered together.

Newmark anticipates providing forward-looking guidance for GAAP revenues and for certain non-GAAP measures from time to time. However, the Company does not anticipate providing an outlook for other GAAP results. This is because certain GAAP items, which are excluded from Adjusted Earnings, are difficult to forecast with precision before the end of each period. The Company therefore believes that it is not possible to forecast GAAP results or to quantitatively reconcile GAAP forecasts to non-GAAP forecasts with sufficient precision unless Newmark makes unreasonable efforts. The items that are difficult to predict on a quarterly basis with precision and which can have a material impact on the Company’s GAAP results include, but are not limited, to the following:

*

Allocations of net income and grants of exchangeability to limited partnership units, as well as other compensatory grants of equity, which are determined at the discretion of management throughout and up to the period-end;

*

The impact of certain marketable securities, as well as any gains or losses related to associated mark-to- market movements and/or hedging including with respect to the Nasdaq Forwards. These items are calculated using period-end closing prices;

*	Non-cash asset impairment charges, which are calculated and analyzed based on the period-end values of the underlying assets. These amounts may not be known until after period-end; and
*	Acquisitions, dispositions and/or resolutions of litigation, which are fluid and unpredictable in nature.

For more information regarding Adjusted Earnings, see the certain sections and tables of this document and/or the Company’s most recent financial results press release in which Newmark’s non-GAAP results are reconciled to those under GAAP.

Adjusted EBITDA

Newmark also provides an additional non-GAAP financial performance measure, “Adjusted EBITDA”, which it defines as GAAP “Net income (loss) available to common stockholders”, adjusted to add back the following items:

*	Interest expense;
*	Fixed asset depreciation and intangible asset amortization;
*	Impairment charges;
*	Employee loan amortization and reserves on employee loans;
*	Provision (benefit) for income taxes;
*	Net income (loss) attributable to noncontrolling interest;

*	Allocations of net income to limited partnership units;
*

GAAP charges relating to grants of exchangeability of partnership units with no capital accounts into shares of common stock or into partnership units with capital accounts, and, in conjunction with the exchange of such units, the redemption of preferred units;

*	GAAP charges with respect to the grant of an offsetting amount of common stock in connection with the redemption of certain units;
*	Net non-cash GAAP gains or losses related to OMSRs and MSRs;
*

The impact of any unrealized non-cash mark-to-market gains or losses on “other income (loss)” related to the variable share forward agreements with respect to Newmark’s expected receipt of the Nasdaq payments in 2019, 2020, 2021, and 2022 (the “Nasdaq Forwards”);

*	Mark-to-market adjustments for cost basis investments under ASU 2016-01; and
*	Non-cash earnings or losses related to the Company’s equity investments.

The Company’s management believes that its Adjusted EBITDA measure is useful in evaluating Newmark’s operating performance, because the calculation of this measure generally eliminates the effects of financing and income taxes and the accounting effects of capital spending and acquisitions, which would include impairment charges of goodwill and intangibles created from acquisitions. Such items may vary for different companies for reasons unrelated to overall operating performance. As a result, the Company’s management uses this measure to evaluate operating performance and for other discretionary purposes. Newmark believes that Adjusted EBITDA is useful to investors to assist them in getting a more complete picture of the Company’s financial results and operations.

Since Newmark’s Adjusted EBITDA is not a recognized measurement under GAAP, investors should use this measure in addition to GAAP measures of net income when analyzing Newmark’s operating performance. Because not all companies use identical EBITDA calculations, the Company’s presentation of Adjusted EBITDA may not be comparable to similarly titled measures of other companies. Furthermore, Adjusted EBITDA is not intended to be a measure of free cash flow or GAAP cash flow from operations because the Company’s Adjusted EBITDA does not consider certain cash requirements, such as tax and debt service payments.

For more information regarding Adjusted EBITDA, see the certain sections and tables of this document and/or the Company’s most recent financial results press release in which Newmark’s non-GAAP results are reconciled to those under GAAP.

Liquidity Defined

Newmark may also use a non-GAAP measure called “liquidity”. The Company considers liquidity to be comprised of the sum of cash and cash equivalents plus marketable securities that have not been financed, reverse repurchase agreements, and securities owned, less securities loaned and repurchase agreements. The Company considers this an important metric for determining the amount of cash that is available or that could be readily available to the Company on short notice.

Simplifying Non-GAAP Reporting Beginning in 2019

Beginning with the first quarter of 2019, the Company expects to simplify and clarify its definitions of Adjusted Earnings and Adjusted EBITDA in order to be more consistent with how many other companies report their non-GAAP results.

Specifically, the Company will no longer add back only grants of exchangeability to limited partnership units and FPUs and issuance of common stock. Instead, Newmark anticipates adding back all charges relating to equity-based compensation, as described below. The amount added back each period is expected to match the line item Equity-based compensation and allocations of net income to limited partnership units as recorded on the Company’s GAAP statements of cash flows. This GAAP line item includes:

*

GAAP charges relating to grants of exchangeability of partnership units with no capital accounts into shares of common stock or into partnership units with capital accounts, and, in conjunction with the exchange of such units, the redemption of preferred units;

*	GAAP charges related to amortization of RSUs and limited partnership units as well as to grants of equity awards;
*	GAAP charges with respect to the grant of an offsetting amount of common stock in connection with the redemption of certain units; and
*	GAAP allocations of net income to limited partnership units.

All share equivalents that are part of the Company’s equity-based compensation program, including RSUs, REUs, PSUs, LPUs, HDUs, and other units that may be made exchangeable into common stock, have always been included in the fully diluted share count when issued. The Company expects to periodically provide an annual outlook for the growth of its fully diluted share count expected as a result of its ongoing equity-based and partnership compensation program.

The Company also plans to no longer exclude GAAP charges with respect to employee loan amortization and reserves on employee loans when calculating Adjusted EBITDA. Such GAAP charges totalled approximately $28 million in 2018 and $34 million in 2017. Newmark’s abovementioned 2019 outlook for Adjusted EBITDA excludes a similar amount to the 2018 figure with respect to employee loan amortization and reserves on employee loans and is therefore consistent with the old non-GAAP definition. Going forward, the Company’s recast Adjusted EBITDA for 2017 and 2018 as well as its 2019 outlook for Adjusted EBITDA will no longer exclude GAAP charges with respect to employee loan amortization and reserves on employee loans.

These anticipated changes in non-GAAP presentation will be implemented for the first time when the Company reports its results for the three months ended March 31, 2019. The Company has recast its historical non-GAAP financial presentation for 2018 and 2017 consistent with this new definition on its investor relations website at

http://ir.ngkf.com.

About Newmark Group, Inc.

Newmark Group, Inc. (“Newmark Group”) is a publicly traded company that, through subsidiaries, operates as a full-service commercial real estate services business with a complete suite of services and products for both owners and occupiers across the entire commercial real estate industry. Under Newmark Knight Frank name, the investor/owner services and products of Newmark Group’s subsidiaries include capital markets (comprised of investment sales and mortgage brokerage), agency leasing, property management, valuation and advisory, diligence and underwriting. Newmark Group’s subsidiaries also offer government sponsored enterprise lending, loan servicing, debt and structured finance, and loan sales. Newmark Group’s occupier services and products include tenant representation, global corporate services, real estate management technology systems, workplace and occupancy strategy, consulting, project management, lease administration and facilities management. Newmark Group enhances these services and products through innovative real estate technology solutions and data analytics designed to enable its clients to increase their efficiency and profits by optimizing their real estate portfolio.

Newmark Group has relationships with many of the world’s largest commercial property owners, real estate developers and investors, as well as Fortune 500 and Forbes Global 2000 companies. Newmark Group’s Class A common stock trades on the NASDAQ Global Select Market under the ticker symbol “NMRK”. Newmark is a trademark/service mark and/or registered trademark/service mark of Newmark Group and/or its affiliates. Knight Frank is a service mark of Knight Frank (Nominees) Limited. Find out more about Newmark at

http://www.ngkf.com/, https://twitter.com/newmarkkf, https://www.linkedin.com/company/newmark-knight-frank/, and/or http://ir.ngkf.com/investors/investors-home/default.aspx.

Discussion of Forward-Looking Statements about BGC and Newmark

Statements in this document regarding BGC and Newmark that are not historical facts are “forward-looking statements” that involve risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements. Except as required by law, BGC and Newmark undertake no obligation to update any forward-looking statements. For a discussion of additional risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see BGC’s and Newmark’s Securities and Exchange Commission filings, including, but not limited to, the risk factors set forth in these filings and any updates to such risk factors contained in subsequent Forms 10-K, Forms 10-Q or Forms 8-K.

Media Contact:

Karen Laureano-Rikardsen

+1 212-829-4975

Investor Contact:

Jason McGruder

+1 212-610-2426

NEWMARK GROUP, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	December 31,	December 31,
	2018	2017
Assets
Current Assets:
Cash and cash equivalents	$122,475	$121,027
Restricted cash	64,931	52,347
Marketable securities	48,942	57,623
Loans held for sale, at fair value	990,864	362,635
Receivables, net	451,605	210,471
Receivables from related parties	20,498	-
Other current assets	57,739	20,994
Total current assets	1,757,054	825,097
Goodwill	515,321	477,532
Mortgage servicing rights, net	411,809	392,626
Loans, forgivable loans and other receivables from employees and partners	285,532	209,549
Fixed assets, net	78,805	64,822
Other intangible assets, net	35,769	24,921
Other assets	369,867	278,460
Total assets	$3,454,157	$2,273,007

Liabilities, Redeemable Partnership Interest, and Equity:
Current Liabilities:
Warehouse notes payable	$972,387	$360,440
Accrued compensation	366,506	205,395
Current portion of accounts payable, accrued expenses and other liabilities	312,239	124,961
Secured loans	-	57,623
Current portion of payables to related parties	13,507	34,169
Total current liabilities	1,664,639	782,588
Long-term debt	537,926	670,710
Long-term debt payable to related parties	-	412,500
Other long term liabilities	168,623	163,795
Total liabilities	2,371,188	2,029,593

Equity:
Total equity (1)	1,082,969	243,414
Total liabilities and equity	$3,454,157	$2,273,007

(1)	Includes "redeemable partnership interests," "noncontrolling interests" and "total stockholders' equity."

NEWMARK GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
Revenues:	2018	2017	2018	2017
Commissions	426,432	312,992	1,286,339	1,014,716
Gains from mortgage banking activities/origination, net	49,500	41,737	182,264	206,000
Management services, servicing fees and other	155,759	105,847	578,976	375,734
Total revenues	631,691	460,576	2,047,579	1,596,450
Expenses:
Compensation and employee benefits	343,063	285,577	1,155,834	1,010,183
Allocations of net income and grant of exchangeability to limited partnership units and FPUs and issuance of common stock	98,898	71,940	230,795	124,657
Total compensation and employee benefits	441,961	357,517	1,386,629	1,134,840
Operating, administrative and other	91,368	60,064	331,758	219,163
Fees to related parties	6,323	6,531	26,162	20,771
Depreciation and amortization	29,146	24,438	97,733	95,815
Total non-compensation expenses	126,837	91,033	455,653	335,749
Total operating expenses	568,798	448,550	1,842,282	1,470,589
Other income (losses), net:
Other income (loss)	28,234	(2,029)	127,293	73,927
Total other income (losses), net	28,234	(2,029)	127,293	73,927

Income (loss) from operations	91,127	9,997	332,590	199,788
Interest income (expense) , net	(14,705)	(1,453)	(50,205)	2,786
Income before income taxes and noncontrolling interests	76,422	8,544	282,385	202,574

Provision (benefit) for income taxes	36,862	54,082	90,487	57,478
Consolidated net income (loss)	$39,560	$(45,538)	$191,898	$145,096

Less: Net income (loss) attributable to noncontrolling interests	21,800	633	85,166	604

Net income (loss) available to common stockholders	$17,761	$(46,171)	$106,732	$144,492
Per share data:
Basic earnings per share
Net income (loss) available to common stockholders (1)	$14,537	$(46,171)	$101,641	$144,492
Basic earnings per share	$0.09	$(0.34)	$0.65	$1.08
Basic weighted-average shares of common stock outstanding	162,919	136,659	157,256	133,413

Fully diluted earnings per share
Net income (loss) for fully diluted shares (1)	25,093	(46,171)	105,571	117,217
Fully diluted earnings per share	$0.09	$(0.34)	$0.64	$0.85
Fully diluted weighted-average shares of common stock outstanding	267,626	136,659	163,810	138,398

Dividends declared per share of common stock	$0.09	$-	$0.36	$-
Dividends declared and paid per share of common stock	$0.09	$-	$0.27	$-

(1)	In accordance with ASC 260, includes a reduction for dividends on preferred stock or units of $3.2 million and $5.1 million, for the three and twelve months ended December 31, 2018 respectively.

NEWMARK GROUP INC.
SUMMARIZED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(unaudited)
	Twelve Months Ended December 31,
	2018	2017
Net cash provided by (used in) operating activities	$(332,367)	$853,637
Net cash provided by (used in) investing activities	7,742	379
Net cash provided by (used in) financing activities	338,657	(798,196)
Net increase (decrease) in cash and cash equivalents	14,032	55,820
Cash and cash equivalents and restricted cash at beginning of period	173,374	117,554
Cash and cash equivalents and restricted cash at end of period	$187,406	$173,374

Net cash provided by (used in) operating activities excluding activity from loan originations and sales	$295,862	$144,436

NEWMARK GROUP, INC.
RECONCILIATION OF GAAP INCOME (LOSS) TO ADJUSTED EARNINGS AND
GAAP FULLY DILUTED EPS TO POST-TAX ADJUSTED EPS
(in thousands, except per share data)
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017
Net income (loss) available to common stockholders	$17,761	$(46,171)	$106,732	$144,492
Provision (benefit) for income taxes	36,862	54,082	90,487	57,478
Net income (loss) attributable to noncontrolling interests	21,800	633	85,166	604
Pre-tax adjustments:
Reserves on employee loans	-	3,355	-	26,055
OMSR Revenue	(28,725)	(23,379)	(103,202)	(120,970)
MSR amortization	23,861	20,120	78,423	72,518
Exchangeability and issuance of common stock charges	85,011	71,830	179,333	99,435
Intangible Asset Amortization	1,621	867	5,629	11,046
Non recurring (Gains) / Losses (1)	6,954	3,732	8,054	6,929
Other non-cash, non-dilutive, and/or non-economic items (2)	(30,574)	-	(36,900)	-
Allocation of Net Income	13,886	110	51,463	25,221

Total pre-tax adjustments	72,034	76,635	182,800	120,234

Pre-tax Adjusted Earnings	$148,457	$85,179	$465,185	$322,808

GAAP Net income (loss) available to common stockholders	$17,761	$(46,171)	$106,732	$144,492
Allocation of net income (loss) to noncontrolling interests	21,542	-	83,445	-
Total pre-tax adjustments (from above)	72,034	76,635	182,800	120,234
Income tax adjustment to reflect adjusted earnings taxes	9,954	38,750	21,578	(627)

Post-tax Adjusted Earnings	$121,291	$69,214	$394,555	$264,099

Per Share Data
GAAP fully diluted earnings per share	$0.09	$(0.34)	$0.64	$0.85

Less: Allocations of net income to limited partnership units and FPUs, net of tax	0.01	0.11	0.01	0.12

Exchangeable preferred limited partnership units non-cash preferred dividends	0.01	N/A	0.01	N/A

Total pre-tax adjustments (from above)	0.27	0.33	0.71	0.52
Income tax adjustment to reflect adjusted earnings taxes	0.04	0.17	0.08	(0.00)
Other	0.03	0.03	0.06	(0.34)

Post-tax adjusted earnings per share	$0.45	$0.30	$1.52	$1.15

Pre-tax adjusted earnings per share	$0.55	$0.36	$1.80	$1.41

Fully diluted weighted-average shares of common stock outstanding	267,626	233,414	258,997	229,479

See the following page for notes to the above table.

NEWMARK GROUP, INC.
Notes to Reconciliation of GAAP Income (Loss) to Adjusted Earnings

(1) Includes a $7.0 million prepayment fee on long term debt related to the spin off transaction in the three and twelve months ended December 31, 2018. Additionally, 2017 includes a $1.9 million impairment charge related to a cost basis investment, and IPO related charges.

(2) Includes $12.7 million and $19.0 million for the three and twelve months ended December 31, 2018 related to the impact of any unrealized non-cash mark-to-market gains or losses on “other income (loss)” related to the variable share forward agreements with respect to Newmark’s expected receipt of the Nasdaq payments in 2019, 2020, 2021 and 2022. Also includes $17.9 million for the three and twelve months ended December 31, 2018 related to mark-to-market on cost method investment accounted for under the measurement alternative under ASU 2016-01.

See the section of this document called “Differences between Consolidated Results for Adjusted Earnings and GAAP’ for more information.

NEWMARK GROUP, INC.
Reconciliation of GAAP Income (Loss) to Adjusted EBITDA
(in thousands) (unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017
GAAP Net income (loss) available to common stockholders	$17,761	$(46,171)	$106,732	$144,492
Add back:
Provision (benefit) for income taxes	36,862	54,082	90,487	57,478
Net income (loss) attributable to noncontrolling interests (1)	21,800	633	85,166	604
OMSR Revenue (2)	(28,725)	(23,379)	(103,202)	(120,970)
MSR Amortization (3)	23,861	20,120	78,423	72,518
Other Depreciation and Amortization (4)	5,286	4,318	19,310	23,297
Exchangeability and issuance of common stock (5)	85,011	71,830	179,333	99,435
Other non-cash equity based compensation and amortization (6)	7,225	9,593	21,591	56,902
Non-Recurring (Gains) / Losses	0	3,732	1,100	6,929
Other non-cash, non-dilutive, non-economic items (7)	(30,574)	1,032	(37,070)	4,749
Interest expense	16,808	2,841	58,806	2,885
Allocations of net income (8)	13,886	110	51,463	25,222
Adjusted EBITDA	$169,201	$98,741	$552,139	$373,541

(1) Primarily represents Cantor and BGC’s pro-rata portion of Newmark's net income.

(2) Non-cash gains attributable to originated mortgage servicing rights.

(3) Non-cash amortization of mortgage servicing rights in proportion to the net servicing revenue expected to be earned.

(4) Includes fixed asset depreciation of $3.7 million and $3.5 million for the three months ended December 31, 2018 and 2017 respectively, and $13.7 million and $12.3 million for the twelve months ended December 31, 2018 and 2017 respectively. Also intangible asset amortization and impairments related to acquisitions of $1.6 million and $0.9 million for the three months ended December 31, 2018 and 2017 respectively, and $5.6 million and $4.7 million for the twelve months ended December 31, 2018 and 2017 respectively.

(5) Charges with respect to grants of exchangeability and issuance of common stock and redemption of units reflect the value of the shares of common stock into which the unit is exchangeable when the unit holder is granted exchangeability or the value of the shares of common stock issued, not previously expensed in accordance with GAAP.

(6) Includes employee loan amortization and reserves on employee loans of $7.1 million and $5.5 million for the three months ended December 31, 2018 and 2017 respectively, and $27.7 million and $34.4 million for the twelve months ended December 31, 2018 and 2017 respectively. Also includes amortization related to limited partnership units as required by GAAP.

(7) Includes $12.7 million and $19.0 million for the three and twelve months ended December 31, 2018 related to the impact of any unrealized non-cash mark-to-market gains or losses on “other income (loss)” related to the variable share forward agreements with respect to Newmark’s expected receipt of the Nasdaq payments in 2019, 2020, 2021 and 2022. Also includes $17.9 million for the three and twelve months ended December 31, 2018 related to mark-to-market on cost method investment accounted for under the measurement alternative under ASU 2016-01.

(8) Represents Newmark employees’ pro-rata portion of Newmark’s Net Income.

NEWMARK GROUP, INC.
FULLY DILUTED WEIGHTED-AVERAGE SHARE COUNT
FOR GAAP AND ADJUSTED EARNINGS
(in thousands)
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017 (1)	2018	2017 (1)

Common stock outstanding	162,919	136,659	157,256	133,413
Limited partnership units	74,672	-	-	3,272
Cantor units	23,483	-	-	1,174
Founding partner units	5,804	-	5,717	278
RSUs	126	-	187	237
Other	622	-	650	23

Fully diluted weighted-average share count for GAAP	267,626	136,659	163,810	138,397

Adjusted Earnings Adjustments:
Common stock outstanding	-	18,555	-	20,213
Limited partnership units	-	47,880	71,566	42,280
Cantor units	-	23,586	23,621	22,172
Founding partner units	-	5,882	-	5,846
RSUs	-	309	-	-
Other	-	543	-	571

Fully diluted weighted-average share count for Adjusted Earnings	267,626	233,414	258,997	229,479

(1)This methodology divides the relevant historical weighted average share counts of BGC Partners by 2.2 and adds the 23.0 million shares of NMRK Class A common stock issued in the IPO as though they were issued and outstanding for the entire relevant period. BGC's fully diluted weighted average share count for the three and twelve months ended December 31, 2017 was 462.9 million and 454.3 million, respectively. Newmark’s post-tax Adjusted Earnings per share for the three and twelve months ended December 31, 2018 and 2017 under this methodology is $0.45 and $1.52, and $0.30 and $1.15, respectively.

NEWMARK GROUP, INC.
LIQUIDITY ANALYSIS
(in thousands)
(unaudited)

	December 31,	December 31,
	2018	2017

Cash and cash equivalents	$122,475	$121,027
Marketable securities (1)	48,942	-
Total	$171,417	$121,027

(1) As of December 31, 2018 and December 31, 2017 $0 million and $57.6 of Marketable securities on our balance sheet were lent out in Securities Loaned transactions and therefore are not included as part of our Liquidity Analysis, respectively.